Exhibit 99.1

Nurix Therapeutics Reports Fiscal Second Quarter 2022 Financial Results and Provides a Corporate Update

NX-2127 advanced to Phase 1b in CLL based on promising data in Phase 1a clinical trial

First patient dosed in NX-5948 Phase 1a clinical trial for certain B-cell malignancies

NX-1607 IND cleared FDA for expansion of enrollment to U.S. clinical sites for patients with solid tumors

Research engine achieved collaboration milestone for fifth consecutive quarter

Strong financial position with $348.8 million in cash and investments as of May 31, 2022

San Francisco, CA, July 7, 2022 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical stage biopharmaceutical company developing targeted protein modulation drugs, today reported financial results for the second quarter ended May 31, 2022 and provided a corporate update.

“In the second quarter of 2022, we reported promising data in our Phase 1 trial of NX-2127 with clinical responses in CLL patients harboring tumor mutations that confer resistance to current BTK inhibitor therapies,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “Our oncology drug discovery engine continues to hit on all cylinders. We are recruiting patients into clinical trials in all four of our wholly-owned programs, and we anticipate a data-rich second half of this year with information from each of the four clinical studies.”

Recent Business Highlights

•

Announced Phase 1b expansion of the NX-2127 clinical trial for patients with chronic lymphocytic leukemia (CLL). Based on positive efficacy, safety, pharmacokinetic (PK), and pharmacodynamic (PD) data from the Phase 1a dose escalation portion of the trial, Nurix initiated a Phase 1b expansion cohort in patients with CLL, which represents the first of several potential expansions. Relevant clinical and biomarker data supporting the decision were presented at the company’s first R&D Day, which was held in New York on May 26th (an archived webcast of the event can be accessed via the Events and Presentations page of the Investor section of the Nurix website). The dose-finding Phase 1a stage of the clinical trial of NX-2127 continues in other non-Hodgkin lymphoma subtypes.

•

Provided a deep dive into Nurix’s platform and progress in its targeted protein modulation programs at the company’s first R&D Day. In addition to providing an update on each of Nurix’s four wholly owned clinical programs and highlighting the company’s DELigase R&D platform, which serves as the source of current and future programs, Nurix’s R&D Day featured a presentation by Anthony Mato M.D., MSCE, Director of the CLL program at Memorial Sloan Kettering Cancer Center. Dr. Mato outlined the unmet medical need in CLL and the growing problem of resistance and intolerance to current and next generation Bruton’s tyrosine kinase (BTK) inhibitors including the emergence of new drug resistance mutations that may be addressed by Nurix’s portfolio of BTK degraders (NX-2127 and NX-5948). An archived webcast of the event can be accessed via the Events and Presentations page of the Investor section of the Nurix website.

•

Announced dosing of the first patient in its Phase 1a/1b study to evaluate NX-5948 in patients with relapsed B-cell malignancies. The Phase 1 study of NX-5948, a potent and selective degrader of BTK, is a dose escalation and expansion trial at multiple clinical sites in the United Kingdom. The trial is designed to evaluate the safety and tolerability of NX‑5948 in adults with relapsed or refractory B-cell malignancies.

•

Presented data and clinical trial information at key oncology meetings. Data and clinical trial design presentations for each of Nurix’s wholly owned programs were made at major oncology clinical and scientific meetings including the annual meetings of the American Academy of Cancer Research (AACR) in April, the American Society of Clinical Oncology (ASCO) in June, the European Hematology Association (EHA) in June, and the Translational Research Cancer Centers Consortium (TRCCC) in June. The presentations can be found in the Scientific Presentations section of the Events and Presentations page of the Investor section of the Nurix website.

Upcoming Program Highlights*

•

NX-2127: Nurix’s lead drug candidate from its protein degradation portfolio, NX-2127, is an orally bioavailable degrader of BTK with immunomodulatory activity for the treatment of patients with relapsed or refractory B-cell malignancies. Nurix is conducting its Phase 1 clinical trial of NX-2127 at multiple clinical sites in the United States. Nurix anticipates presenting additional clinical results from the Phase 1a portion of the trial in the second half of 2022. Additional information on the clinical trial can be accessed at clinicaltrials.gov (NCT04830137).

•

NX-5948: Nurix’s second drug candidate from its protein degradation portfolio, NX-5948, is an orally bioavailable BTK degrader designed without immunomodulatory activity for certain B-cell malignancies and autoimmune diseases. Nurix is evaluating NX-5948 in a Phase 1 clinical trial in adults with relapsed or refractory B-cell malignancies and expects to have initial safety and PK/PD data from the Phase 1a portion of the study in the second half of 2022. Additional information on the clinical trial can be accessed at clinicaltrials.gov (NCT05131022).

•

NX-1607: Nurix’s lead drug candidate from its targeted protein elevation portfolio, NX-1607, is an orally bioavailable inhibitor of the E3 ligase CBL-B for immuno-oncology indications including a range of solid tumor types. Nurix is evaluating NX-1607 in an ongoing, Phase 1 dose escalation and expansion trial in adults with a variety of oncology indications at multiple clinical sites in the United Kingdom and expects to have initial PK/PD data from the Phase 1a stage of the study, including biomarker and safety data, in the second half of 2022. Additional information on the clinical trial can be accessed at clinicaltrials.gov (NCT05107674).

•

DeTIL-0255: Nurix’s lead candidate in its cellular therapy portfolio, DeTIL-0255, is a drug-enhanced adoptive cellular therapy. Nurix is evaluating DeTIL-0255 in a Phase 1 trial in adults with gynecological malignancies including ovarian cancer, cervical cancer, and endometrial cancer. Nurix anticipates providing a clinical update from the run-in portion of the DeTIL-0255 Phase 1 study in the second half of 2022. Additional information on the clinical trial can be accessed at clinicaltrials.gov (NCT05107739).

* Expected timing of events throughout the press release are based on calendar year quarters.

Fiscal Second Quarter 2022 Financial Highlights

Collaboration revenue for the three months ended May 31, 2022, was $11.4 million compared to $7.1 million for the three months ended May 31, 2021. The increase was primarily due to increased effort resulting in a higher percentage of completion of performance obligations under Nurix’s collaborations with Gilead and Sanofi in the current period. The increase was also due to changes in transaction price that resulted in higher revenue recognized in each period and impacted the cumulative catch up in revenue for activities satisfied in previous periods. In the three months ended May 31, 2022, Nurix achieved a research milestone under its collaboration with Gilead and anticipates a payment of $1.5 million in the third fiscal quarter of 2022.

Research and development expenses for the three months ended May 31, 2022, were $47.5 million compared to $26.0 million for the three months ended May 31, 2021. The increase was primarily related to an increase of $7.2 million in compensation and related personnel costs and an increase of $2.0 million in non-cash stock-based compensation expense attributable to higher headcount. The increase in non-cash stock-based compensation expense was also attributable to the issuance of restricted stock units. There was also an increase of $10.0 million in supplies, contract research, contract manufacturing and clinical trial costs.

General and administrative expenses for the three months ended May 31, 2022, were $9.7 million compared to $7.5 million for the three months ended May 31, 2021. The increase was primarily related to an increase of $0.6 million in compensation-related expenses and an increase of $0.9 million in non-cash stock-based compensation expense, both of which were primarily attributable to higher headcount. There was also an increase of $0.6 million in professional service expenses, including legal and accounting expenses related to infrastructure improvements.

Net loss for the three months ended May 31, 2022, was $45.4 million, or ($1.01) per share, compared to a net loss of $26.4 million, or ($0.60) per share for the three months ended May 31, 2021.

Cash, cash equivalents and investments: As of May 31, 2022, Nurix had cash, cash equivalents and investments of $348.8 million compared to $385.7 million as of February 28, 2022.

About Nurix Therapeutics, Inc.

Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of small molecule and cell therapies based on the modulation of cellular protein levels as a novel treatment approach for cancer and other challenging diseases. Leveraging Nurix’s extensive expertise in E3 ligases together with its proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates T cell activation. Nurix is headquartered in San Francisco, California. For more information, please visit http://www.nurixtx.com/.

Forward Looking Statement

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding our future financial or business performance; our future plans, prospects and strategies and our cash position; our current and prospective drug candidates; the planned timing and conduct of the clinical trials for our drug candidates; the planned timing for the provision of updates and findings from our clinical trials; the potential advantages of our DELigase™ platform and drug candidates; and the extent to which our scientific approach and DELigase™ platform may potentially address a broad range of diseases. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to Nurix’s ability to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) the timing and results of clinical trials; (iii) Nurix’s ability to fund development activities and achieve development goals; (iv) the impact of the COVID-19 pandemic on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (v) Nurix’s ability to protect its intellectual property and (vi) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2022, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:

Investors:	Media:
Elizabeth Wolffe, Ph.D.	Brett Whelan
Wheelhouse Life Science Advisors	LifeSci Communications
lwolffe@wheelhouselsa.com	bwhelan@lifescicomms.com

Nurix Therapeutics, Inc.

Condensed consolidated statements of operations

(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2022	2021	2022	2021
Collaboration revenue	$11,432	$7,091	$21,053	$12,102
Operating expenses:
Research and development	47,493	25,994	90,630	48,997
General and administrative	9,654	7,511	18,882	14,041
Total operating expenses	57,147	33,505	109,512	63,038
Loss from operations	(45,715)	(26,414)	(88,459)	(50,936)
Interest and other income, net	314	171	525	489
Loss before income taxes	(45,401)	(26,243)	(87,934)	(50,447)
Provision for income taxes	—	139	—	210
Net loss	$(45,401)	$(26,382)	$(87,934)	$(50,657)
Net loss per share, basic and diluted	$(1.01)	$(0.60)	$(1.96)	$(1.23)
Weighted-average number of shares outstanding, basic and diluted	44,898,409	43,804,066	44,797,235	41,318,281

Nurix Therapeutics, Inc.
Condensed consolidated balance sheets
(in thousands)
(unaudited)

	May 31, 2022	November 30, 2021
Assets
Current assets:
Cash and cash equivalents	$41,533	$80,506
Short-term investments	255,746	215,214
Accounts receivable	—	6,000
Income tax receivable	—	204
Prepaid expenses and other current assets	9,510	9,194
Total current assets	306,789	311,118
Long-term investments	51,538	137,189
Operating lease right-of-use assets	15,418	14,005
Property and equipment, net	15,507	11,340
Restricted cash	901	286
Other assets	4,157	2,833
Total assets	$394,310	$476,771
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,142	$6,650
Accrued expenses and other current liabilities	19,734	14,549
Operating lease current liabilities	5,470	3,847
Deferred revenue, current	41,319	41,212
Total current liabilities	72,665	66,258
Operating lease long-term liabilities	9,043	9,189
Deferred revenue, net of current portion	45,863	59,022
Total liabilities	127,571	134,469
Stockholders’ equity:
Common stock	45	45
Additional paid-in-capital	578,605	563,757
Accumulated other comprehensive loss	(3,085)	(608)
Accumulated deficit	(308,826)	(220,892)
Total stockholders’ equity	266,739	342,302
Total liabilities and stockholders’ equity	$394,310	$476,771